PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
Under the
TEXAS INDUSTRIES, INC. 2004 OMNIBUS EQUITY COMPENSATION PLAN

Pursuant to its 2004 Omnibus Equity Compensation Plan, TEXAS INDUSTRIES, INC. hereby grants to the Grantee the number of Performance Restricted Stock Units (“Performance RSUs”) approved by the Committee or the Board (as such terms are defined in the Plan) and described in the Grant Letter on the terms and conditions hereinafter set forth.

ARTICLE I

Definitions

(a)
“Cause” means (a) a Grantee's willful and continued failure to substantially perform his or her duties (other than any such failure resulting from Grantee's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Grantee by the Company, or (b) conviction of a felony involving moral turpitude, or (c) willful conduct by Grantee which is demonstrably and materially injurious to the Company, monetarily or otherwise, or constitutes fraud against the Company or theft of Company property. For purposes of this definition, no act, or failure to act, on Grantee's part shall be deemed “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that Grantee's action or omission was in the best interest of the Company.

(b)	“Common Stock” means shares of the Company's Common Stock, $1.00 par value.

(c)	“Company” means Texas Industries, Inc., a Delaware corporation, and any successor thereto.

(d)
“Disability” means a physical or mental condition that entitles Grantee to receive disability benefits under any long-term disability plan maintained by the Company or its Affiliates or Subsidiaries and covering Grantee, provided that the definition of disability applied under such plan complies with the requirements for treating Grantee as “disabled” pursuant to Code Section 409A.

(e)	“Dividend Equivalent” is defined in Article IV.

(f)
“Fair Market Value” with respect to any company in the Index Group means the closing selling price of a share of its common stock or one of its American Depository Receipts on the New York Stock Exchange (“NYSE”) or other established stock exchange or market on the applicable date (or if there was no reported sale on such exchange or market, then on the last preceding day on which any reported sale occurred on such exchange or market). Fair Market Value with respect to the Company shall have the meaning prescribed in the Plan.

(g)	“Grant Date” means the date of the grant of Performance RSUs to Grantee, as set forth in the Grant Letter.

(h)	“Grant Letter” means the notice from the Company to Grantee describing the number of Performance RSUs granted to Grantee and the date on which granted.

(i)	“Grantee” means the person named above to whom Performance RSUs have been awarded, except where the context plainly otherwise requires.

(j)	“Index Group” means the companies listed on Exhibit A.

(k)
“Minimum Performance RSUs” means the minimum number of Performance RSUs earned if the Company's Total Shareholder Return ranks above the bottom quartile of the Index Group, as set forth in the Grant Letter and adjusted pro rata if some of the Performance RSUs granted under the Plan are deferred pursuant to an Election Agreement under the Texas Industries, Inc. Management Deferred Compensation Plan.

(l)	“Performance Period” means the period of three consecutive fiscal years beginning on the first day of the Company's fiscal year in which the Performance RSUs are granted to Grantee.

(m)	“Plan” means the Texas Industries, Inc. 2004 Omnibus Equity Compensation Plan, as it may be amended from time to time.

(n)
“Retirement” means the termination of employment of Grantee with the Company and all Affiliates and Subsidiaries (other than for Cause), normally at or after age 65 or at an earlier age if approved by the Committee.

(o)
“Separation from Service” means a “separation from service” from the Company, or if Grantee instead is performing services for an Affiliate or Subsidiary of the Company on the Grant Date, then such Affiliate or Subsidiary, within the meaning of Code Section 409A(a)(2)(A)(i) or successor provision thereto.

(p)	“Share” means a share of Common Stock.

(q)
“Successor” means the legal representative of the estate of a deceased Grantee or the person or persons who shall acquire any rights under this Agreement by bequest or inheritance or by reason of the death of Grantee.

(r)
“Total Shareholder Return” for a company means (i) the change in the Fair Market Value of a share of its common stock or one of its American Depository Receipts during the Performance Period, assuming the reinvestment of dividends paid during the Performance Period, divided by (ii) the Fair Market Value of a share of its common stock or one of its American Depository Receipts on the first day of the Performance Period and expressing the result as a percentage. Total Shareholder Return may be positive or negative.

(s)	Each other capitalized term that is used but not defined in this Agreement shall have the meaning prescribed in the Plan.

ARTICLE II

Earning Performance RSUs

(a)	Only Performance RSUs that have been earned as provided in this Article II may vest under Article III.

(b)
Performance RSUs will be earned based on how the Company's Total Shareholder Return ranks within the Index Group. At the end of the Performance Period, the Index Group will be ranked from highest Total Shareholder Return to the lowest. If the Company's Total Shareholder Return ranks in the bottom quartile of the Index Group, then no Performance RSUs are earned. If the Company ranks in the top quartile of the Index Group, then 100% of the Performance RSUs are earned. If the Company ranks in the second or third quartile of the Index Group, the number of the Performance RSUs earned will be equal to the Minimum Performance RSUs plus the number of the remaining Performance RSUs found by interpolation. Fractional earned Performance RSUs will be rounded up to the next whole unit.

Example:

Assume that the Company ranks 43rd in an Index Group of 90 companies, the number of Performance RSUs granted is 100 and the Minimum Performance RSUs is 40. Then the company that ranks 23rd in the Index Group would be the lowest ranked company within the second quartile of the Index Group, and the company that ranks 68th would be the lowest ranked company within the top quartile. The number of Performance RSUs earned is:

40 Performance RSUs plus [(43 minus 23) divided by (68 minus 23) times 60 Performance RSUs] = 67 Performance RSUs

(c)	Any Performance RSUs that are not earned upon expiration of the Performance Period shall terminate and Grantee shall have no further rights or interests in the unearned Performance RSUs.

(d)
If the shares of common stock or American Depository Receipts of any Index Group company were not publicly traded during the entire Performance Period, that company will be excluded from the Index Group. For this purpose, a company shall be considered to have been publicly traded during the entire Performance Period if it continues to be publicly traded as substantially the same business following a name change or similar event.

ARTICLE III

Vesting, Forfeiture and Settlement

(a)
Unless vested earlier in accordance with other provisions of this Agreement, earned Performance RSUs shall vest on the fourth anniversary of the Grant Date, provided that Grantee has not Separated from Service or otherwise ceased to be an employee of the Company, an Affiliate or a Subsidiary prior to that vesting date.

(b)
Notwithstanding the provisions of Article III, Section (a) of this Agreement, in the event of Grantee's Separation from Service on account of death, Disability or Retirement prior to the fourth anniversary of the Grant Date, then earned Performance RSUs shall vest on the latter of the last day of the Performance Period and the date of Separation from Service; provided, however, that no such vesting shall occur upon a Separation from Service on account of Grantee's Retirement unless such Separation from Service occurs more than twelve months after the Grant Date.

(c)
Upon Grantee's Separation from Service or other termination of employment with the Company, its Affiliates and its Subsidiaries prior to the fourth anniversary of the Grant Date for any reason or under any circumstances other than those described in Article III, Section (b) above, all of the unvested Performance RSUs shall terminate and Grantee shall thereafter have no further rights or interests in such Performance RSUs.

(d)	The Company shall make payment to Grantee in settlement of all earned and vested Performance RSUs on the fourth anniversary of the Grant Date.

(e)
Vested Performance RSUs shall be settled by the issuance of a number of Shares equal to the number of vested Performance RSUs (except cash will be paid in lieu of fractional Performance RSUs). Upon full settlement of all of Grantee's vested Performance RSUs, any unvested Performance RSUs shall terminate and this Agreement shall terminate.

(f)
Any provision of the Plan or this Agreement to the contrary notwithstanding, to the extent required by Section 409A of the Code and Treasury regulations issued thereunder, if Grantee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of Grantee's Separation from Service, no payment or other distribution of an amount pursuant to this Agreement that is deferred compensation subject to Section 409A of the Code that is to be made on account of such Separation from Service shall be made or commence sooner than six months from the date of such Separation from Service (or, if earlier, the date of Grantee's death). In such case, all payments that were scheduled to be made within such six-month period shall be accumulated without interest and paid in a single payment on the first day of the seventh calendar month following such Separation from Service.

ARTICLE IV

Dividend Equivalents

If a cash dividend is paid on the Common Stock while Grantee holds outstanding Performance RSUs that have not been settled, Grantee shall be credited with a dividend equivalent in an amount equal to the dividends Grantee would have received if Grantee had been the owner of a number of Shares equal to the number of Performance RSUs credited to Grantee on such dividend payment date (the “Dividend Equivalent”). Any such Dividend Equivalent shall be converted into additional Performance RSUs as of the dividend payment date by dividing the amount of the Dividend Equivalent by the Fair Market Value of a Share on the dividend payment date. Such additional Performance RSUs shall be subject to the same terms and conditions and shall be earned and vested in the same manner and at the same time as the Performance RSUs with respect to which the Dividend Equivalent is credited.

ARTICLE V

Change of Control

(a)
If a Corporate Event (as defined in Article 16 of the Plan) or a Change of Control (as defined below) occurs, then except as further provided in this paragraph, all Performance RSUs shall become immediately earned and vested and shall be settled no later than 10 days following such Corporate Event or Change of Control, as applicable, in the manner set forth in Article III, Section (e). Notwithstanding the preceding, (i) no accelerated vesting shall occur pursuant to this paragraph within the first twelve months following the Grant Date, and (ii) no accelerated settlement shall occur pursuant to this paragraph, unless the Corporate Event or Change of Control, as applicable, also satisfies the requirements for a permitted distribution event with respect to Grantee for purposes of Code Section 409A(a)(2)(A)(v).

(b)	“Change of Control” means the occurrence of any of the following after the Grant Date:

(i)
Any person becomes the beneficial owner of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities that have the right to vote for the election of directors generally. “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, and used in Sections 13(d)(3) and 14(d)(2) thereof, including a “group” as defined in Section 13(d) thereof, other than (1) any employee plan established by the Company, (2) the Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) an entity owned, directly or indirectly, by security holders (including, without limitation, warrant or option holders) of the Company in substantially the same proportions as their ownership of the Company. “Beneficial owner” shall have the meaning ascribed to such term in Rule 13d-3 under such act.

(ii)	Continuing Directors cease for any reason to constitute a majority of the directors of the Company then serving. “Continuing Directors” means directors of the Company who were:

(x)	directors on the Grant Date, or

(y)	elected or nominated for election with the approval of a majority of the directors who, at the time of such election or nomination, were Continuing Directors.

(iii)
A merger, consolidation or other business combination (including an exchange of securities with the security holders of an entity that is a constituent in such transaction) of the Company with any other entity, unless the voting securities of the Company outstanding immediately prior to such merger, consolidation or business combination continue to represent at least a majority of the combined voting power of the securities having the right to vote for the election of directors generally of the Company or the surviving entity or any parent thereof outstanding immediately after such merger, consolidation or business combination (either by remaining outstanding or by being converted into or exchanged for voting securities of the surviving entity or parent thereof).

(iv)
The Company (taken as a whole with its subsidiaries) sells, leases or otherwise disposes of all or substantially all of its assets (in one transaction or a series of related transactions, including by means of a sale, lease or disposition of the assets or equity interests in one or more of its direct or indirect subsidiaries), other than such a sale, lease or other disposition to an entity of which at least a majority of the combined voting power of the outstanding securities are owned directly or indirectly by stockholders of the Company.

(v)
The occurrence of any other event or circumstance that results in the Company filing or being required to file a report or proxy statement with the Securities and Exchange Commission disclosing that a change of control of the Company has occurred.

ARTICLE VI

Income and Employment Taxes

(a)
Grantee shall be liable for any and all income taxes arising out of the grant, the vesting or a payment in settlement of Performance RSUs hereunder. The Company shall have the power and the right to deduct or withhold, or require Grantee to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement. The Committee may, in its sole discretion, permit Grantee to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. If permitted by the Committee, any election by Grantee related to share withholding shall be irrevocable, made in writing and signed by Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

(b)
The Company shall be entitled to take any of the following actions in order to satisfy FICA and other employment tax withholding obligations arising on account of the grant, the vesting or a payment in settlement of Performance RSUs hereunder: (i) deduct from any amount accrued or payable under this Agreement, including withholding Shares, the amount equal to the FICA and other employment taxes as may be required by law to be withheld with respect thereto, (ii) require Grantee to pay to the Company such withholding taxes, or (iii) deduct from any other compensation payable to Grantee the amount of any withholding obligations with respect to amounts accrued or payable under this Agreement. The Committee shall determine in its discretion which of the above actions shall be taken in order to satisfy FICA and employment tax withholding obligations arising on account of amounts accrued or payable under this Agreement, including but not limited to withholding from amounts not otherwise payable at such time or attributable to Shares not otherwise issuable at such time by accelerating the issuance of Shares or the payment of such amounts, to the extent permitted under Treasury Regulation Section 1.409A-3(j)(4)(vi).

ARTICLE VII

Restrictions and Adjustments

(a)	Except as otherwise provided in the Plan or this Agreement, Grantee may not sell, transfer, pledge, assign or otherwise dispose of the Performance RSUs granted pursuant to this Agreement.

(b)
This Award shall not entitle Grantee to any voting rights, dividends (other than Dividend Equivalents as provided in Article IV), rights upon liquidation or other rights of owners of the Company with respect to any Performance RSUs unless and until shares of Common Stock are issued to Grantee in respect of such Performance RSUs as provided herein.

ARTICLE VIII

Other Terms

(a)
Grantee understands that nothing in the Plan or this Agreement shall confer upon Grantee any right to continue in the employ of the Company, an Affiliate or a Subsidiary or interfere in any way with the right of the Company, an Affiliate or a Subsidiary to terminate his or her employment at any time, with or without cause.

(b)	This Agreement shall be non-transferable and non-assignable except by will and by the laws of descent and distribution.

(c)
Grantee or Successor of Grantee agrees that any dispute or disagreement which may arise hereunder shall be determined by the Board of Directors or the Committee in its sole discretion and judgment, and that any such determination and any interpretation by the Board of Directors or the Committee of the terms of the Plan or this Agreement shall be final and binding and conclusive, for all purposes, upon the Company, Grantee or the Successor of Grantee. No member of the Board or the Committee shall be liable to any person for any action, failure to act, omission or determination taken or made in good faith with respect to the Plan or this Agreement.

(d)
Any notice given by the Company to Grantee shall be effective to bind any person who shall acquire rights hereunder. The Company shall be under no obligation whatsoever to advise Grantee of the existence, maturity or termination of any of Grantee's rights hereunder and Grantee shall be deemed to have familiarized himself/herself with all matters contained herein and in the Plan which may affect any of Grantee's rights and privileges hereunder.

(e)
This Agreement is subject to the Plan and its terms and provisions (including any subsequent amendments thereto), which Plan and its terms and provisions are by this reference incorporated herein. In the event of a conflict between any term or provision contained herein and a term or a provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

(f)
Notwithstanding any provision of this Agreement or the Plan to the contrary, the Committee in its discretion may, whenever payment is due to Grantee upon settlement of Performance RSUs, elect to pay in cash rather than Shares. The cash payment to Grantee shall be equal to the number of vested Performance RSUs for which payment is due times the Fair Market Value on the vesting date.

(g)
Any provision of this Agreement to the contrary notwithstanding, the Committee in its absolute discretion may accelerate the time of payment of any amount under this Agreement to or with respect to Grantee to the extent that such acceleration is a permitted exception under Treasury Regulation Section 1.409A-3(j)(4) (or other applicable guidance issued by the Internal Revenue Service) that does not subject such accelerated payment to the tax imposed by Code Section 409A.

(h)
The amounts payable pursuant to this Agreement are intended to be compensation that complies with the requirements of and therefore is not subject to the tax imposed by Section 409A of the Code, and this Agreement shall be limited, construed and interpreted in accordance with such intent. To the extent that any payment or benefit hereunder is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including Treasury regulations issued thereunder and any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.

(i)
Grantee may not sell or otherwise dispose of Shares received pursuant to this Agreement unless Grantee first satisfies himself/herself that such Shares have been duly registered under the Securities Act of 1933 or that under such Act no prospectus and no compliance with Regulation A of the Securities and Exchange Commission are required for such sale or disposition and that no state license or permit is necessary for such sale or disposition, or that such a state license or permit, if required, has been duly issued.

IN WITNESS WHEREOF, TEXAS INDUSTRIES, INC. has caused this Restricted Stock Unit Agreement to be executed as of the Grant Date, and Grantee has accepted the terms and provisions hereof.

TEXAS INDUSTRIES, INC.

Michael P. Collar
Vice Preside

Exhibit A

Index Group

1. A.O. Srnith Corporation	AOS
3. AECOM Technology Corporation	ACM
4. American Woodrnark Corporation	AMWD
5. Anhui Conch Cement Co. Ltd. ADR	AHCHY
6. Apogee Enterprises, Inc.	APOG
7. Armstrong World Industries, Inc.	AWI
8. Asahi Glass Co. Ltd. ADR	ASGLY
9. Assa Abloy AB ADR	ASAZY
10. Astec Industries, Inc.	ASTE
11. Babcock & Wilcox Co	BWC
12. Beacon Roofing Supply, Inc.	BECN
13. Boral Limited ADR	BOALY
14. CaesarStone Sdot-Yam Ltd	CSTE
15. Cascade Corporation	CASC
16. Cementos Pacasmayo SM ADR	CPAC
17, Cemex, S.A.B. de C.V. ADR	CX
18. Comfort Systems USA, Inc.	FIX
19. Compass Minerals International, Inc.	CMP
20. CRH plc ADR	CRH
21. Deltic Timber Corporation	DEL
22. Dycom Industries Inc.	DY
23, Eagle Materials, Inc.	EXP
24. EMCOR Group, Inc.	EME
25. Fletcher Building Ltd. ADR	FCREY
26. Fluor Corporation	FLR
27. Foster Wheeler, Ltd.	FWLT
28. Geberit AG ADR	GBERY
29. Gibraltar Industries, Inc.	ROCK
30. Granite Construction Incorporated	GVA
31. Grasim Industries Ltd. ADR	GRSXY
32. Griffon Corporation	GFF
33. Headwaters, Inc.	HW
34. HeidelbergCement AG	HLBZF
35. Holcim Ltd	HCMLF
36. Home Depot, Inc.	HD
37. Hyster-Yale Materials Handling Inc	HY
38. Imerys SA	IMYSF
39. Indocement Tunggal Prakarsa Tbk ADR	PITPY
40. Ingersoll-Rand PLC	IR
41. James Hardie Industries PLC ADR	JHX
42. KBR, Inc.	KBR
43. Lafarge SA ADR	LFRGY
44. Layne Christensen Company	LAYN
45. Lennox International, Inc.	LII
46. LIXIL Group Corporation ADR	JSGRY
47. Louisiana-Pacific Corp.	LPX

48. Lowe's Companies Inc.	LOW
49. LSB Industries, Inc.	LXU
50. Lumber Liquidators Holdings Inc	LL
51. Mil Homes, Inc.	MHO
52. Manitowoc Co Inc	MTW
53. Martin Marietta Materials, Inc.	MLM
54. Masco Corporation	MAS
55. MDU Resources Group Inc.	MDU
56. Meritage Homes Corporation	MTH
57. Mohawk Industries, Inc.	MHK
2. Monsanto Company	MON
58. MYR Group, Inc.	MYRG
59. Nacco Industries, Inc.	NC
60. NCI Building Systems, Inc.	NCS
61. Noranda Aluminum Holding Corp	NOR
62. Nortek Inc.	NTK
63. NVR, Inc.	NVR
64. Owens-Corning, Inc.	OC
65. PGT, Inc.	PGTI
66. Pool Corp.	POOL
67. Primoris Services Corporation	PRIM
68. PulteGroup, Inc.	PHM
69. Quanex Building Products Corp	NX
70. Quanta Services, Inc.	PWR
71. PT Semen Indonesia Tbk ADR	PSGTY
72. Sherwin-Williams Company	SHW
73. Simpson Manufacturing Co., Inc.	SSD
74. St. Joe Corporation	JOE
75. Tejon Ranch Corporation	TRC
76. Terex Corp.	TEX
77. Tetra Tech, Inc.	TTEK
78. Texas Industries, Inc.	TXI
79. Toll Brothers Inc.	TOL
80. Tractor Supply Company	TSCO
81. Trex Co. Inc.	TREX
82. Trinity Industries, Inc.	TRN
83. Tutor Perini Corp	TPC
84. United States Lime & Minerals, Inc.	USLM
85. Universal Forest Products Inc.	UFPI
86. URS Corporation	URS
87. US Concrete, Inc.	USCR
88. USG Corp	USG
89. Valmont Industries, Inc.	VMI
90. Vulcan Materials Company	VMC